Exhibit 10.9

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of March 26, 2013 by and among Jeffrey A. Wise (the “Executive”), CNB Financial Corporation, a Pennsylvania corporation (“Buyer”), FC Banc Corp., a bank holding company (“Seller”), and The Farmers Citizens Bank, a wholly-owned subsidiary of Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of March 26, 2013 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Buyer, Seller, Seller Bank, and the Executive desire to enter into this Agreement, which shall supersede, except as set forth in Section 5 and Section 6.2 hereof, the Change of Control Agreement by and among Seller, Seller Bank, and the Executive, dated January 24, 2005 (the “Change of Control Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Change of Control Agreement, the Executive shall be entitled to the rights and payments set forth herein (which for the avoidance of doubt, the parties agree shall be the rights and payments to which the Executive is entitled in the event of the Executive’s giving written notice in the event of a “Change of Control” (as such term is defined in the Change of Control Agreement) as contemplated by Sections 1 and 3 of the Change of Control Agreement).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and Seller Bank agree as follows:

1. Severance Amount.

1.1 Change of Control Agreement Amount. On the eighth (8th) day following the Closing Date, provided the Executive has not revoked the releases contained and referenced in Section 3 hereof and the Executive has remained employed with the Seller and Seller Bank to and including the Closing Date, Buyer shall, or shall cause an affiliate to, pay to the Executive a lump-sum cash amount equal to the total of $188,319, in full satisfaction of the payment obligations of Seller and Seller Bank under Sections 1 and 3 of the Change of Control Agreement, less applicable tax withholdings (the total of such sum, the “Change of Control Agreement Amount”). Notwithstanding the foregoing, if the eighth (8th) day following the Closing Date is not a business day, such payment shall be due on the next following business day.

1.2 Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Change of Control Agreement Amount provided for in this Agreement, together with any other payments which the Executive has the right to receive from Buyer, Seller, Seller Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Buyer, Seller, or Seller Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section

Execution Copy

280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. Any determination required under this Section 1.2 shall be made by Buyer and its tax advisors, whose determination shall be conclusive and binding upon the Executive.

1.3 No Further Adjustment. The parties hereby agree that the Change of Control Agreement Amount as determined in the manner provided under Section 1.1 and Section 1.2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.4 Complete Satisfaction. In consideration of the payment of the Change of Control Agreement Amount and the other provisions of this Agreement, the Executive, Buyer, Seller, and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Executive agrees that the full payment of the Change of Control Agreement Amount, as determined in accordance Section 1.1 and Section 1.2 shall be in complete satisfaction of all rights to payments due to Executive under the Change of Control Agreement.

2. Code Section 409A Compliance. The Executive and Buyer acknowledge that the Executive’s employment with Seller and/or Seller Bank will be terminated in connection with the Merger, effective immediately upon the Effective Time of the Merger, and that such termination will be a “separation from service” (within the meaning of Code Section 409A and the regulations thereunder) as an employee of Seller and Seller Bank. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service,” Buyer determines that the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent the Change of Control Agreement Amount would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), such payment shall not be payable until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. The intent of the parties is that payments and benefits under this Agreement either be exempt from or comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Buyer or its affiliates be liable for any additional tax, interest, or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim, or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A. Buyer, Seller, and Seller Bank make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

3. Releases.

3.1 Release Upon Execution. In consideration of Buyer’s agreement to pay (or to cause to be paid) to the Executive the Change of Control Agreement Amount and, subject to the payment of the foregoing specified dollar amounts, all as provided under this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the Executive, for himself and for his heirs, successors, and assigns, does hereby release completely and forever discharge Buyer, Seller, and Seller Bank, their respective affiliates, successors, predecessors, subsidiaries, related entities or assigns, and their respective current and former directors, officers, employees, agents, benefit plans, benefit plan administrators and trustees, attorneys, insurers, representatives, successors, and assigns (any and all of which are referred to below as the “Releasees”), from any and all obligations, claims, actions, causes of action, demands, liabilities, expenses, or damages of any kind (including attorneys’ fees and costs actually incurred), regardless of whether known or unknown, that the Executive now has, owns, or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee. This general release of claims includes, without implication of limitation, the release of all claims:

•	relating to the Executive’s employment by Seller and Seller Bank and the determination not to continue the Executive’s employment by Seller and Seller Bank beyond the Closing Date;

•	relating to the Change of Control Agreement and all employee benefit plans of Seller or Seller Bank;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state, or local law (including, without limitation, claims of age discrimination or retaliation under the Age Discrimination in Employment Act, claims of disability discrimination or retaliation under the Americans with Disabilities Act, claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, and claims of discrimination or retaliation under state law);

•	under any other federal or state statute, to the fullest extent that claims may be released;

•	relating to any employment decisions communicated by Buyer to the Executive;

•	of defamation or other torts;

•	of violation of public policy;

•	for salary, bonuses, vacation pay, or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, and attorney’s fees.

Notwithstanding the foregoing, this Agreement shall not release Buyer, Seller, or Seller Bank, as applicable, from any of the following: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Seller or Seller Bank; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller or Seller Bank to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller as contemplated by Section 2.01 of the Merger Agreement (including, for the avoidance of doubt, payments of Merger Consideration for restricted stock which has had its vesting schedule accelerated); or (e) rights to indemnification under applicable corporate law or the organizational documents of Seller or Seller Bank or as an insured under any director’s and officer’s liability insurance policy new or previously in force. The Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which the Executive is already entitled. The Executive hereby represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration, or similar proceeding against any of the Releasees. The Executive agrees that he shall not accept any award, damages, recovery, or settlement from any proceeding brought by him or on his behalf pertaining to the claims released herein.

3.2 Release Upon Closing. Upon the Closing Date, the Executive shall be considered to have been tendered a release of claims in the form attached to this Agreement as Exhibit A. No later than the Closing Date, the Executive shall execute and deliver to Buyer such release of claims in the form attached to this Agreement as Exhibit A.

4. Time for Consideration; Right to Revoke. The Executive acknowledges that he has been given the opportunity to consider this Agreement for the period of forty-five (45) days from the date of its delivery to him. In the event the Executive executed this Agreement within less than forty-five (45) days after such date, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement until the end of the forty-five (45) day period. The Executive further acknowledges that: (i) he has seven (7) days following his execution of this Agreement to revoke this Agreement (the “Revocation Period”) in a writing delivered to Buyer by certified mail, by hand, or courier service (signature of receipt required); and (ii) this Agreement shall not be effective, and no payment shall be due, owing, or paid, until the Revocation Period has expired without the Executive revoking the Agreement and otherwise in accordance with the Agreement.

5. Surviving Terms. Notwithstanding anything to the contrary contained herein, to the extent the Executive is subject to restrictive covenants in a written agreement by and between the Seller and/or Seller Bank and the Executive, such restrictive covenants shall survive the Executive’s termination of employment as contemplated herein.

6. General.

6.1 Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and assigns.

6.2 Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except as set forth in Section 5 hereof. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

6.3 Withholdings. Seller, Seller Bank, and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

6.4 Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

6.5 Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Buyer, Seller, nor Seller Bank shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Buyer, Seller, or Seller Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

6.6 Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

/s/ Jeffrey A. Wise
Jeffrey A. Wise

CNB FINANCIAL CORPORATION

By:	/s/ Joseph B. Bower, Jr.
Name: Joseph B. Bower, Jr. Title: President and CEO

FC BANC CORPORATION

By:	/s/ Coleman J. Clougherty
Name: Coleman J. Clougherty Title: President

THE FARMERS CITIZENS BANK

By:	/s/ Coleman J. Clougherty
Name: Coleman J. Clougherty Title: President and CEO

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS

For and in consideration of the payments to be provided to me upon the termination of my employment (the “Applicable Date”) pursuant to the Settlement Agreement, between CNB Financial Corporation, a Pennsylvania corporation (“Buyer”), FC Banc Corp., a bank holding company (“Seller”), The Farmers Citizens Bank, a wholly-owned subsidiary of Seller (“Seller Bank”) (together, the “Companies”), and me, executed March 26, 2013 and effective as of [Date] (the “Agreement”), which are conditioned on my signing this Release of Claims:

I, Jeffrey A. Wise, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Companies, their affiliates, and all of their respective past, present, and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors, and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights, or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from or arising out of my employment by the Companies or any of its affiliates (including, if applicable, the termination of that employment) or pursuant to any federal, state, or local law, regulation, or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Companies or any of their affiliates, each as amended from time to time.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the Applicable Date, but that I may consider the terms of this Release of Claims for up to forty-five (45) days (or such longer period as the Companies may specify) from the later of the Applicable Date or the date I receive this Release of Claims.

I also acknowledge that I was advised by the Companies and their affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I understand that capitalized terms not defined in this Release of Claims have the meaning assigned to them in the Agreement.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice delivered to Buyer by certified mail, by hand, or courier service (signature of receipt required) and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Notwithstanding anything in this Release of Claims to the contrary, this Release of Claims shall not release the Companies from any of the following: (a) obligations to pay to the wages and make payments for accrued but unused paid time off earned up to the date of my termination of employment to the extent required by applicable law or the policies of the Companies; (b) the payment of any of the vested benefits under the tax-qualified plans and nonqualified plans of the Companies; (c) the rights to any vested equity grants with common stock pursuant to the terms of the award agreements and plan governing such equity grants; (d) vested rights under any welfare or insurance plan of the Companies including, but not limited to, COBRA insurance continuation rights with respect to health insurance coverage; or (e) the continuing obligations of the Companies under any indemnity provisions currently applicable to my service with the Companies in any capacity.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: /s/ Jeffrey A. Wise

Name (please print): Jeffrey A. Wise

Date: March 26, 2013